Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 23, 2014	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports First Quarter Net Income of $2.0 Million

Increase Driven Primarily by Lower Credit-Related Expenses

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported first quarter 2014 net income of $2.0 million ($0.16 per diluted share) compared to fourth quarter 2013 net income of $1.8 million ($0.14 per diluted share).

“During the first quarter we continued to make progress towards achieving high-performing financial results. While signs of economic softness in the first quarter resulted in lower loan originations and a resulting reduction in our loan portfolio, we grew our strong base of low cost core deposits which further reduced our cost of funds and led to an increase in our net interest margin,” said Samuel L. Erwin, Chairman and Chief Executive Officer. “In addition, we continued to experience improved credit quality which resulted in a significant reduction in our credit-related expenses. Our earnings for the quarter confirm that our strategy of disciplined loan growth is producing improved earnings in spite of an inconsistent economy that remains challenging.”

Highlights for the first quarter 2014 are summarized as follows:

●	Net income before provision for income taxes was $3.2 million, which increased from $1.6 million in the fourth quarter 2013.
●

The income tax provision of $1.2 million in the first quarter 2014 reflects a more normalized income tax expense, which is expected to continue going forward. The provision for income taxes in the fourth quarter 2013 was reduced by $1.0 million to reflect the reversal of the remaining valuation allowance on the Company’s net deferred tax asset, which was originally recorded in the fourth quarter 2010.

●	Net interest margin increased 8 basis points from the fourth quarter 2013 to 3.94%, reflecting continued strategic reduction in higher rate time deposit balances and costs.
●

No provision for loan losses was recorded in the first quarter 2014 as the risk profile of the loan portfolio continued to improve and net charge-offs declined to $242 thousand from $2.0 million in the previous quarter. The allowance for loan losses coverage ratio remained at 2.15%, reflecting continued positive trends in credit quality offset by signs of economic softness in the first quarter.

●

Noninterest income decreased $209 thousand from the fourth quarter 2013 primarily due to lower deposit-related fees and debit card income resulting from a seasonal reduction in transaction volumes, the impact on consumer volumes resulting from inclement weather in our markets and the annual reset on January 1 of per-item nonsufficient fund (“NSF”) charges under the Company’s tiered pricing structure. These declines were partially offset by an increase in investment securities gains, higher trading asset income and gains on sales of Small Business Administration (“SBA”) loans.

●

Non-credit expenses increased $105 thousand from the fourth quarter 2013 primarily due to professional fees and higher occupancy and equipment expenses. The increase in professional fees is associated with revenue enhancement and process improvement projects expected to result in increased noninterest income and reduced expenses beginning in the second half of 2014. Occupancy and equipment expenses reflect seasonal increases in facilities costs and continued investments in technology to enhance the client experience and operational efficiency.

●	Credit-related expenses, excluding the provision for loan losses, decreased $228 thousand due to lower foreclosed real estate writedowns and expenses and a reduction in loan workout expenses.
●

Total period-end loans held for investment declined $11.6 million reflecting reduced commercial loan demand and increased commercial real estate loan payoffs. Consumer loans increased during the quarter as home equity and indirect auto loans increased $1.7 million and $1.4 million, respectively.

●	Nonperforming assets decreased $1.1 million during the first quarter 2014 to $21.5 million.

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income declined $103 thousand to $9.9 million, while the net interest margin increased 8 basis points to 3.94% in the first quarter. The decline in net interest income is primarily due to fewer calendar days in the first quarter 2014 as compared to the fourth quarter 2013 and lower loan balances and yields. The net interest margin increased from a strategic reduction in time deposit balances and costs.

●	The overall yield on the loan portfolio declined as higher-yielding loans matured and were replaced with new loan originations at lower rates in the current low interest rate environment.
●

The overall cost of funds, including noninterest deposits, declined to 0.06% during the first quarter 2014 as compared to 0.16% during the fourth quarter 2013. Opportunities for further reductions are limited as a result of a decline in the balance and weighted average rate of time deposits scheduled to mature over the remainder of 2014.

●

The Federal Reserve continues to maintain short term interest rates near historically low levels. The sustained level of low interest rates has an overall negative impact on earning asset yields and makes further improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income decreased $209 thousand from the fourth quarter 2013, primarily due to the following:

●

A reduction in NSF fees and Debit card and ATM income of $272 thousand and $66 thousand, respectively, as a result of reduced transactions during the quarter due primarily to fewer calendar days and weather-related factors. The decline in NSF fees also resulted from the annual reset on January 1, 2014 of the NSF item counter that determines the per-item NSF fee under our tiered pricing structure.

●

Mortgage banking income declined $37 thousand from a reduction in mortgage loan fees and higher amortization of mortgage servicing rights. Mortgage loan origination volume declined to $21.1 million in the first quarter 2014 compared to $28.8 million in the fourth quarter 2013.

●

These decreases were partially offset by an increase in gains on sales of investment securities of $62 thousand, higher trading asset income of $37 thousand and gains on sales of SBA loans of $70 thousand.

●

During the first quarter 2014, the Company performed an analysis of service charges on deposit accounts, including a comparison of our pricing to our local market competitors. As a result, the Company plans to implement selected fee increases with most of the increases effective July 1, 2014. The Company is also refining the features of select deposit products and introducing new products effective September 1, 2014. These changes are expected to result in increased noninterest income.

Noninterest Expense

Total noninterest expense decreased $123 thousand during the first quarter 2014, primarily due to the following:

●

A decline of $228 thousand in credit-related expenses from lower foreclosed real estate writedowns and expenses and a reduction in loan workout expenses, which reflect continuing improvement in credit quality.

●

Other expense declined $108 thousand due a reduction in telecommunications expense associated with changes to the Company’s computer network infrastructure during the fourth quarter 2013 that were designed to improve operational efficiency and systems effectiveness.

●

Salaries and other personnel expense declined $47 thousand from lower incentive plan accruals and a reduction in branch hours during the first quarter to better match transaction volumes through our various delivery channels.

●

The decreases in noninterest expense were partially offset by an increase in professional services expense of $204 thousand associated with revenue enhancement and process improvement projects expected to result in increased noninterest income and reduced expenses beginning in the second half of 2014, an increase in occupancy and equipment expense of $105 thousand from continued investments in technology designed to improve the client experience and operational efficiency, and seasonal increases in facilities expenses.

●

The Company continues its focus on strategic efficiency to address net interest margin challenges, revenue pressures on fee income and increased regulatory compliance costs. The Company has several process improvement projects underway that are expected to result in further operational efficiencies and expense reductions later in 2014, such as reductions in courier runs from our branches, transition to part-time staffing in our branches, consolidation of telephone providers and additional automation of manual processes.

Provision (Benefit) for Income Taxes

During the first quarter 2014, the Company recorded an income tax provision of $1.2 million compared to an income tax benefit of $224 thousand in the fourth quarter 2013. The income tax benefit during the fourth quarter 2013 reflected a $1.0 million reversal of the Company’s then remaining valuation allowance on its net deferred tax asset through a reduction in the provision for income taxes.

Credit Quality

Nonperforming assets decreased $1.1 million from the fourth quarter 2013 to $21.5 million at March 31, 2014 as a result of continued problem asset resolution activities.

●

Net charge-offs were $242 thousand during the first quarter 2014 (0.13% of average loans, annualized) compared to $2.0 million (1.05% of average loans, annualized) during the fourth quarter 2013, with the fourth quarter 2013 including a charge-off on one loan of $1.3 million.

●	Past due loans were 0.81% of loans outstanding at March 31, 2014 compared to 0.42% at December 31, 2013 with the increase primarily due to one relationship.
●

The amount of the Company’s allowance for loan losses was reduced given the overall improvement in credit quality and reduced risk profile of the loan portfolio, while the allowance for loan losses coverage ratio of 2.15% at March 31, 2014 remained the same as at December 31, 2013 given signs of economic softness during the first quarter 2014.

Investment Securities Available for Sale

The balance of investment securities available for sale declined $5.6 million during the first quarter 2014.

●

Proceeds from maturities and principal pay-downs were generally retained to fund a portion of the repayment of $15.0 million of maturing Federal Home Loan Bank (“FHLB”) advances during the first quarter 2014.

●

At March 31, 2014, an after-tax net unrealized loss on the investment securities portfolio of $2.1 million was recorded in accumulated other comprehensive loss. The net unrealized loss resulted from an increase in the level of longer-term interest rates that began during the second quarter 2013. The Company expects to receive the full principal amount of these securities if they are held to maturity.

●

During the first quarter 2014 the Company sold $15.0 million of mortgage-backed securities for which the proceeds of the sales were reinvested in a mix of agency, municipal and mortgage-backed securities that provide more favorable total return profiles in a rising rate environment.

●

The Company continues to evaluate the interest rate sensitivity of its investment securities portfolio in anticipation of rising interest rates. At March 31, 2014, the estimated decrease in fair value resulting from an instantaneous 100 basis point increase in interest rates was 4.43%.

Balance Sheet and Capital

Total assets increased $9.2 million from December 31, 2013 to $1.1 billion at March 31, 2014 primarily due to an increase in cash resulting from an increase in core deposits.

●	Noninterest bearing deposits and total deposits increased $13.4 million and $20.7 million, respectively, demonstrating the Company’s continued ability to attract low cost deposits.
●	The increase in cash was partially offset by the repayment of a $15.0 million FHLB advance that matured in January 2014.
●

During the first quarter, gross loans declined $11.6 million as loan repayments outpaced loan origination activity. The economic environment continues to be sluggish, with signs of economic softening during the quarter. As a result loan demand is uneven and the pricing on new loan originations remains extremely competitive.

●

The Company is executing several strategies to continue growing core deposits through increasing balances in existing accounts as well as growth in the number of households. These strategies include proactively retaining clients, attracting new clients, including in markets with local bank disruption, hiring teammates with specialized deposit product knowledge and enhancing existing deposit products. Growth in deposits may be used to fund future loan growth and to repay FHLB advances that mature in April 2014 and July 2014.

●	The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at March 31, 2014.

“We are continuing to make solid progress in this challenging economic environment. We are pleased with our retail loan production and we are confident that our strategies to focus on expanded commercial niche lending in areas such as Small Business Administration and Corporate Banking will produce results as business confidence improves,” continued Erwin. “We are also pleased to show growth in our core deposits at a lower cost of funds. Building on our existing strong relationships, attracting new relationships, and providing services that allow our clients to bank whenever they want, wherever they want, is critical to our continued success.”

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 107-year old community bank and is the third largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking and ATMs. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness to clients. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. Recognized in the past year by several international publications for innovative client technology solutions, the Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

# # #

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

						March 31,
	March 31,	December 31,	September 30,	June 30,	March 31,	2014 vs. 2013
	2014	2013	2013	2013	2013	% Change

Cash and cash equivalents	$65,942	$38,178	$55,743	$62,668	$60,762	8.5%
Investment securities available for sale, at fair value	208,772	214,383	227,079	246,501	265,798	(21.5)
Trading account assets	5,247	5,118	5,027	-	-	n/m
Mortgage loans held for sale	2,474	1,722	1,865	2,934	7,056	(64.9)
Other loans held for sale	-	-	-	-	776	(100.0)

Loans, gross	755,878	767,513	756,814	741,355	730,764	3.4
Less: allowance for loan losses	(16,243)	(16,485)	(16,706)	(17,218)	(17,470)	(7.0)
Loans, net	739,635	751,028	740,108	724,137	713,294	3.7

Foreclosed real estate	7,490	7,502	7,928	8,296	11,057	(32.3)
Deferred tax asset, net	20,546	22,087	22,197	1,273	-	n/m
Bank-owned life insurance	11,691	11,617	1,571	1,571	1,571	n/m
Other assets	37,610	38,594	38,379	37,842	38,977	(3.5)
Total assets	$1,099,407	$1,090,229	$1,099,897	$1,085,222	$1,099,291	0.0%

Noninterest bearing deposits	$191,474	$178,075	$187,150	$188,197	$180,290	6.2%
Interest bearing deposits	736,559	729,285	757,662	770,644	791,906	(7.0)
Total deposits	928,033	907,360	944,812	958,841	972,196	(4.5)

Retail repurchase agreements	17,319	18,175	24,640	18,312	17,706	(2.2)
FHLB advances	20,000	35,000	-	-	-	n/m
Other liabilities	7,103	5,877	9,499	8,953	9,580	(25.9)
Total liabilities	972,455	966,412	978,951	986,106	999,482	(2.7)

Shareholders' equity	126,952	123,817	120,946	99,116	99,809	27.2

Total liabilities and shareholders' equity	$1,099,407	$1,090,229	$1,099,897	$1,085,222	$1,099,291	0.0%

Quarterly Average Balances
Loans(1)	$764,526	$766,454	$749,201	$740,643	$739,962	3.3%
Investment securities	212,186	220,412	243,955	258,200	272,853	(22.2)
Trading account assets	5,178	5,067	652	-	-	n/m
Total assets	1,094,578	1,096,881	1,080,900	1,086,965	1,117,090	(2.0)
Noninterest-bearing deposits	186,852	188,603	188,477	185,199	177,974	5.0
Interest-bearing deposits	726,707	751,974	763,746	774,525	814,146	(10.7)
Retail repurchase agreements	18,269	22,638	19,521	16,789	16,643	9.8
FHLB advances and other borrowings	31,276	2,271	24	9	14	n/m
Shareholders' equity	125,664	123,299	100,795	101,613	99,729	26.0

Other Data and Ratios
% of loans past due	0.81%	0.42%	0.63%	0.40%	0.85%	(4.7)%
Nonperforming loans	$14,035	$15,108	$14,735	$16,752	$17,106	(18.0)
Nonperforming assets	21,538	22,654	22,706	25,081	28,194	(23.6)
90-days past due and still accruing interest	-	-	1,723	-	-	n/m
ALL as % of loans held for investment	2.15%	2.15%	2.21%	2.32%	2.39%	(10.0)
Net charge-offs (quarterly)	$242	$2,021	$1,157	$922	$705	(65.7)
Net charge-offs to average loans (annualized)	0.13%	1.05%	0.61%	0.50%	0.39%	(67.0)

Outstanding common shares	12,792,509	12,784,605	12,783,019	12,772,344	12,762,452	0.2
Book value per common share	$9.92	$9.68	$9.46	$7.76	$7.82	26.9
Closing market price per common share	14.09	12.96	13.04	13.00	11.60	21.5

Tier 1 risk-based capital (consolidated)	14.82%	14.24%	14.26%	13.67%	13.48%	9.9
Total risk-based capital (consolidated)	16.08	15.49	15.52	14.93	14.74	9.1
Tier 1 leverage ratio (consolidated)	11.37	11.03	10.95	10.06	9.63	18.1

Full Time Equivalent Employees - including contractors	308.0	305.0	306.0	314.0	324.0	(4.9)

(1) Includes Mortgage and Other loans held for sale.

Palmetto Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	March 31, 2014 vs. 2013 % Change
Interest income
Interest earned on cash and cash equivalents	$14	$17	$24	$24	$35	(60.0)%
Dividends received on FHLB stock	14	10	8	21	-	n/m
Interest earned on trading account assets	46	33	5	-	-	n/m
Interest earned on investment securities available for sale	1,004	1,033	1,010	964	1,010	(0.6)
Interest and fees earned on loans	8,998	9,330	9,476	9,719	9,819	(8.4)
Total interest income	10,076	10,423	10,523	10,728	10,864	(7.3)

Interest expense
Interest expense on deposits	127	385	475	502	895	(85.8)
Interest expense on retail repurchase agreements	-	1	-	1	-	n/m
Interest paid on FHLB advances	16	1	-	-	-	n/m
Total interest expense	143	387	475	503	895	(84.0)

Net interest income	9,933	10,036	10,048	10,225	9,969	(0.4)

Provision for loan losses	-	1,800	645	670	350	(100.0)

Net interest income after provision for loan losses	9,933	8,236	9,403	9,555	9,619	3.3

Noninterest income
Service charges on deposit accounts, net	1,562	1,883	1,862	1,603	1,554	0.5
Fees for trust and investment management and brokerage services	146	151	214	905	769	(81.0)
Mortgage-banking	461	498	375	564	571	(19.3)
Debit card and automatic teller machine, net	586	652	648	600	499	17.4
Bankcard services	67	67	70	64	60	11.7
Investment securities gains (losses), net	85	23	(44)	331	-	n/m
Trading asset income	171	134	36	-	-	n/m
Other	288	167	118	170	292	(1.4)
Total noninterest income	3,366	3,575	3,279	4,237	3,745	(10.1)

Noninterest expense
Salaries and other personnel	4,790	4,837	4,862	5,310	5,098	(6.0)
Occupancy and equipment	2,142	2,037	2,004	1,965	1,967	8.9
Professional services	813	609	491	556	427	90.4
FDIC deposit insurance assessment	356	356	355	358	370	(3.8)
Marketing	255	304	267	338	142	79.6
Foreclosed real estate writedowns and expenses	313	468	173	2,280	452	(30.8)
Loss (gain) on other loans held for sale	-	-	-	(326)	-	-
Loan workout expenses	131	204	410	240	212	(38.2)
Other	1,289	1,397	1,273	1,190	1,707	(24.5)
Total noninterest expense	10,089	10,212	9,835	11,911	10,375	(2.8)

Income before provision (benefit) for income taxes	3,210	1,599	2,847	1,881	2,989	7.4

Provision (benefit) for income taxes	1,182	(224)	(19,386)	382	813	45.4

Net income	$2,028	$1,823	$22,233	$1,499	$2,176	(6.8)%

Earnings per Share and Results of Operations
Basic net income per common share	$0.16	$0.14	$1.74	$0.12	$0.17	(5.8)%
Diluted net income per common share	0.16	0.14	1.74	0.12	0.17	(5.8)
Weighted average shares outstanding, diluted	12,707,444	12,689,245	12,674,743	12,671,929	12,650,766	0.4
Efficiency ratio	75.9%	75.0%	73.8%	82.4%	75.7%	0.3
Return on average assets	0.75	0.66	8.16	0.55	0.79	(4.9)
Return on average equity	6.54	5.87	87.51	5.92	8.85	(26.0)

Yields and Rates
Loans (1)	4.77%	4.83%	5.02%	5.26%	5.38%	(11.3)
Investment securities	1.89	1.87	1.66	1.49	1.48	27.7
Trading account assets	3.60	2.58	3.04	-	-	n/m
Transaction deposits	0.01	0.01	0.01	0.01	0.01	-
Money market deposits	0.03	0.03	0.02	0.02	0.02	50.0
Savings deposits	0.01	0.01	0.01	0.02	0.01	-
Time deposits	0.22	0.64	0.75	0.77	1.17	(81.2)
Retail repurchase agreements	-	0.02	-	0.02	-	n/m
FHLB advances and other borrowings	0.21	0.17	-	-	-	n/m
Net interest margin	3.94	3.86	3.83	3.92	3.77	4.5

(1) Includes Mortgage and Other loans held for sale.